UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report
March 13, 2007

Commission File Number	Registrant	State of Incorporation	IRS Employer Identification Number

000-51660	CapitalSouth Bancorp	Delaware	63-1026645

2340 Woodcrest Place, Suite 200 Birmingham, Alabama (Address of principal executive offices)	35209 (Zip Code)
(205) 870-1939
(Registrant’s telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 14, 2007, CapitalSouth Bancorp (the “Company”) named Daniel W. Gibson, 51, as the new Chief Credit Officer of CapitalSouth Bank (the “Bank”), effective immediately. On March 13, 2007, James Cooper informed the Company of his intention to resign his position as Chief Credit Officer of the Bank effective March 31, 2007. Mr. Cooper will continue to serve the Bank until March 31, 2007, assisting Mr. Gibson as he assumes the role of Chief Credit Officer.
Since October of 2005, Mr. Gibson has served as the Bank’s Senior Lender and Credit Administrator. Prior to October 2005, Mr. Gibson was employed by SouthTrust Bank and Wachovia Bank in Birmingham, where he progressed from Senior Underwriter in the Commercial Centralized Underwriting group to management of that department. Following the merger of SouthTrust Bank with Wachovia Bank, Mr. Gibson became a Commercial Credit Products Manager with Wachovia Bank in May of 2005. Mr. Gibson holds a bachelor’s degree and a Master’s in Business Administration from Louisiana State University. There are no transactions in which Mr. Gibson has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Mr. Gibson does not have a written employment agreement with either the Company or the Bank. Mr. Gibson will receive a base salary of $125,000 per year and will be eligible to receive a bonus of up to 35% of his base salary based on the achievement of certain performance objectives. Mr. Gibson is also eligible to participate in the compensation and benefit programs available to the Company’s senior officers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAPITALSOUTH BANCORP
March 16, 2007	By:	/s/ Carol W. Marsh
Carol W. Marsh
Senior Vice President, Secretary and Chief Financial Officer